Exhibit 99.1

Farmer Bros. Reports Net Loss Per Share of $(0.44) For Third Fiscal Quarter 2010

TORRANCE, Calif., MAY 10, 2010 (BUSINESS WIRE) — Farmer Bros. Co. (NASDAQ: FARM) today reported unaudited results for its third fiscal quarter and nine months ended Mar. 31, 2010.

(millions, except per share data)	Third Quarter		First Nine Months
	Fiscal 2010	Fiscal 2009	Fiscal 2010	Fiscal 2009
Net sales	$111.0	$85.6	$343.4	$228.7
Net loss	$(6.6)	$(1.4)	$(3.0)	$(7.6)
Basic and diluted net loss per share	$(0.44)	$(0.10)	$(0.20)	$(0.53)

Net sales increased 29.7%, or $25.4 million, to $111.0 million in the third fiscal quarter compared with last year’s third fiscal quarter. For the first nine months of fiscal 2010, net sales increased 50.2%, or $114.7 million, to $343.4 million. These increases were primarily driven by the addition of net sales from the Direct Store Delivery (“DSD”) Coffee Business acquired from Sara Lee Corporation as of Feb. 28, 2009, during last year’s third fiscal quarter.

“We continue to focus intensely on the integration of our businesses and on maximizing the efficiency and effectiveness of our nationwide organization. We have substantially completed this process and, as we take the final steps in the fourth quarter, we expect to begin to see the financial benefits of the combination,” said Rocky Laverty, President and CEO. “Although our operating expenses for the first nine months of fiscal 2010 remained essentially on track with our plan for the year, our net sales for the year have not met our expectations, reflecting decreased customer volume, particularly in the hard-hit Midwestern markets that we entered through the acquisition. We are, however, pleased with our progress at maintaining our customer base during the integration process, and we believe this will help position us strongly in all of our markets.”

Gross profit for the third fiscal quarter increased by 15.5% to $49.3 million from $42.7 million in last year’s third fiscal quarter. For the first nine months, gross profit increased 39.4%, or $43.7 million, to $154.7 million. Gross profit as a percentage of sales, however, decreased in the third fiscal quarter to 44.4% from last year’s 49.8%, and to 45.0% from 48.5% for the first nine months of fiscal 2010. This primarily was due to increases in the costs for coffee brewing equipment and service that are included in cost of goods sold, and the shift to a lower-margin product mix to reflect the requirements of new DSD customers.

Operating expenses increased by 32.3%, or $14.3 million, to $58.5 million in the third fiscal quarter of 2010 from $44.3 million last year. Operating expenses during the third fiscal quarter include three months of expenses related to the DSD Coffee Business operations, whereas last fiscal year’s third quarter included just one month of expenses related to the DSD Coffee Business operations. For the first nine months of fiscal 2010, operating expenses increased 47.2%, or $55.0 million, to $171.5 million. In addition, the change in operating expenses during the third quarter and the first nine months of fiscal 2010 reflected $1.9 million and $5.7 million, respectively, related to the costs of integrating the DSD Coffee Business. The Company estimates that total integration costs during fiscal 2010 will be approximately $13.0 million, of which approximately $5.0 million is expected to be capitalized.

Third Quarter Year-Over-Year Increases

Net sales	29.7%
Cost of goods sold	43.8%
Operating expenses	32.3%

The Company reported a loss from operations of $9.3 million in the third quarter of fiscal 2010 compared with a loss from operations of $1.6 million in the same period last year. For the first nine months of fiscal 2010, the Company reported a loss from operations of $16.9 million compared with a loss from operations of $5.6 million.

For the third fiscal quarter of 2010, the Company reported a net loss of $6.6 million, or $0.44 per common share, compared with a net loss in the prior year’s third fiscal quarter of $1.4 million, or $0.10 per common share. For the first nine months of fiscal 2010, the Company reported a net loss of $3.0 million, or $0.20 per common share, compared with a net loss of $7.6 million, or $0.53 per common share, for the same period last year.

On a non-GAAP basis, the Company recorded cash flow from operations in the first nine months of fiscal 2010 of $12.7 million compared to $13.7 million in the first nine months of fiscal 2009 (please refer to the table, “NON-GAAP OPERATING CASH FLOW,” below).

The Company ended the third fiscal quarter with cash, cash equivalents and short-term investments of $58.8 million, compared with $63.0 million on June 30, 2009. The Company increased its short-term borrowings under its senior secured revolving credit facility to $33.8 million, up from $16.2 million as of June 30, 2009, and ended the third fiscal quarter with $13.0 million in unused borrowing capacity under its revolving credit facility.

About Farmer Bros. Co.

Farmer Bros. Co. is a leading national direct store delivery business for coffee, tea and culinary products. It offers thousands of items under a broad portfolio of recognized brands, including roasted coffees, cappuccinos and cocoas; assorted hot and iced teas; spices and seasoning blends; salad dressings, sauces and soup bases. Its product lines and services are specifically focused on the needs of its customers: foodservice establishments including restaurants, hotels, casinos, and non-commercial foodservice providers, as well as retailers such as convenience stores, coffee houses, and general merchandisers. It also provides private-label coffee programs to retailers through Coffee Bean Intl., one of the nation’s leading specialty coffee roasters. Farmer Bros. has paid a dividend in every year since 1953, and its stock price has risen on a split-adjusted basis from $1.80 per share in 1980. For more information, go to: www.farmerbrosco.com.

Forward-Looking Statements

Certain statements contained in this press release regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, our ability to successfully integrate the CBI and DSD Coffee Business acquisitions, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, the impact of global climate change or legal or regulatory responses to such changes, and changes in the quality or dividend stream of the third parties’ securities and other investment vehicles in which the Company has invested its short-term assets, as well as other risks described in this press release and other factors described from time to time in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company uses “Non-GAAP operating cash flow” as a measure of the Company’s operating trends. Investors are cautioned that “Non-GAAP operating cash flow” is not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles (GAAP). The “Non-GAAP operating cash flow” numbers presented may not be comparable to similarly titled measures reported by other companies. “Non-GAAP operating cash flow,” while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “NON-GAAP OPERATING CASH FLOW” following the Consolidated Statements of Operations included in this press release.

(See financial tables below)

FARMER BROS. CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Net sales	$111,002	$85,604	$343,354	$228,657
Cost of goods sold	61,741	42,946	188,697	117,730

Gross profit	49,261	42,658	154,657	110,927

Selling expenses	46,771	35,279	135,737	93,476
General and administrative expenses	11,778	8,985	35,809	23,098

Operating expenses	58,549	44,264	171,546	116,574

Loss from operations	(9,288)	(1,606)	(16,889)	(5,647)

Other income (expense)
Dividend income	849	752	2,382	2,701
Interest income	73	350	1,101	1,288
Interest expense	(290)	—	(1,455)	—
Other, net income (expense)	1,871	(2,419)	9,237	(13,082)

Total other income (expense)	2,503	(1,317)	11,265	(9,093)

Loss before taxes	(6,785)	(2,923)	(5,624)	(14,740)
Income tax (benefit)	(210)	(1,486)	(2,665)	(7,113)

Net loss	$(6,575)	$(1,437)	$(2,959)	$(7,627)

Basic and diluted net loss per common share	$(0.44)	$(0.10)	$(0.20)	$(0.53)

Weighted average common shares outstanding – basic and diluted	14,889,513	14,532,868	14,815,214	14,480,971
Cash dividends declared per common share	$0.115	$0.115	$0.345	$0.345

The notes to consolidated financial statements in the Company’s 10-Q filing are an integral part of this financial information.

NON-GAAP OPERATING CASH FLOW (unaudited)

(In thousands)

	Nine months ended Mar. 31
	2010	2009
GAAP loss from operations	$(16,889)	$(5,647)
Add non-cash charges:
Depreciation and amortization	$19,208	$12,410
ESOP and share based compensation	$3,711	$4,013
Pension expenses	$6,630	$2,913

Total non-cash charges	$29,549	$19,336

Non-GAAP operating cash flow	$12,660	$13,689

Contact: Abernathy MacGregor Group

Jim Lucas or Joe Hixson, 213-630-6550